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                                                                     EXHIBIT 5.1


                               OPINION OF COUNSEL
                                January 22, 1999


Yahoo! Inc.
3420 Central Expressway
Santa Clara, CA 95051

    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:


    We have examined the Registration Statement on Form S-3 which was filed by you with the Securities and Exchange Commission on November 19, 1998, and have examined Amendment No. 1 thereto which will be filed on or about January 22, 1999 (as amended, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 164,321 shares of your common stock (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares by the selling shareholders in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."


    It is our opinion that the Shares, when sold by the selling shareholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                        Sincerely,

                                        VENTURE LAW GROUP

                                        A Professional Corporation

                                        /s/ VENTURE LAW GROUP